                                                                    EXHIBIT 2.2




                      AGREEMENT AND PLAN OF REORGANIZATION






                          INTEGRAL TECHNOLOGIES, INC.

                                 ACQUISITION OF

                       EMERGENT TECHNOLOGIES CORPORATION

                               TABLE OF CONTENTS

RECITALS

AGREEMENT

    1. Plan of Reorganization

       1.1     Liabilities
       1.2     Acquisition
       1.3     Exchange of Shares
       1.4     Voting Rights and Irrevocable Proxies
       1.5     Taxes

    2. Closing

       2.1     Delivery of Shares
       2.2     Place and Time
       2.3     Closing Requirements
       2.4     Condition to Closing

    3. Acquiror's Right to Unwind

    4. Representations of Stockholders and Acquiree

         4.1   Organization
         4.2   Authority
         4.3   Capitalization
         4.4   Stockholders
         4.5   Subsidiaries
         4.6   Due Diligence
         4.7   Approvals and Consent
         4.8   Financial Statements
         4.9   Undisclosed Liabilities
         4.10  Assets
         4.11  Environmental Matters
         4.12  Insurance
         4.13  Bank Accounts
         4.14  Employees
         4.15  Employment/Consulting Contracts
         4.16  Litigation
         4.17  Applicable Laws
         4.18  Taxes
         4.19  Breach of Contracts
         4.20  Acquiree Disclosure
         4.21  Stockholder Disclosure
         4.22  Monthly Expenses

    5.  Representations of Acquiror

        5.1    Organization
        5.2    Capitalization
        5.3    Authority
        5.4    Approvals and Consent
        5.5    Litigation
        5.6    Breach of Contracts
        5.7    Acquiror Disclosure
        5.8    Financial Statements
        5.9    Undisclosed Liabilities
        5.10   Other Matters

    6.  Conduct of Acquiree's Business Pending Closing

        6.1    Dividends and Distributions
        6.2    Preservation of Organization

    7.  Indemnification

    8.  Joint Covenants of Acquiror and Acquiree

    9.  Restrictions on Transfer of Shares

    10. Confidentiality

    11. Advances

    12. Nature and Survival of Representations

    13. Conditions Precedent to the Obligations of Acquiree and Stockholders

        13.1   Representations and Warranties True at Closing
        13.2   Resolutions by Directors of Acquiror
        13.3   No Litigation
        13.4   Delivery of ITI Shares
        13.5   Compliance

    14. Conditions Precedent to the Obligations of Acquiror

        14.1   Representations and Warranties True at Closing
        14.2   Resolutions by Directors of Acquiree
        14.3   No Litigation
        14.4   Cancellation of Debt
        14.5   Financial Conditions
        14.6   Delivery of Emergent Shares
        14.7   Delivery of Records
        14.8   Compliance
        14.9   Financial Statements of Acquiree

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
    15. Termination

        15.1   Termination by Acquiror
        15.2   Termination by Acquiree and Stockholders
        15.3   Procedure Upon Termination

    16. Miscellaneous

        16.1   Undertakings and Further Assurances
        16.2   Waiver
        16.3   Notices
        16.4   Headings
        16.5   Liquidated Damages
        16.6   Governing Law and Arbitration Provision
        16.7   Binding Effect
        16.8   Entire Agreement
        16.9   Time
        16.10  Expenses
        16.11  Severability
        16.12  Counterparts and Facsimile Signatures

SIGNATURE PAGE

EXHIBITS

         1.1      Schedule of Outstanding Debts Held By Stockholders of Acquiree
         1.3      Schedule of Share Allocation
         3        Summary of Technology Licenses Held By Acquiree
         4.3      Convertible Promissory Note of Acquiree
         4.7      Schedule of Approvals and Consents--Acquiree and Stockholders
         4.8      Audited Financial Statements of Acquiree
         4.9      Schedule of Liabilities of Acquiree
         4.10     Schedule of Assets (and Encumbrances) of Acquiree
         4.12     Insurance Policies
         4.13     Schedule of Bank Accounts
         4.16     Schedule of Litigation Matters
         4.19     Breach of Contracts--Acquiree
         4.22     Monthly Expenses of Acquiree
         5.2a     List of Registered Shareholders of Acquiree
         5.2b     Employee Benefit and Consulting Services Compensation Plan,
                  Revolving Credit Loan Agreement of Acquiror, and relevant
                  Provisions of Consulting Agreement with Evergreen Wireless,
                  Ltd.
         5.4      Schedule of Approvals and Consents--Acquiror
         5.6      Breach of Contracts--Acquiror
         5.8      Financial Statements of Acquiror
         5.9      Schedule of Liabilities of Acquiror
         14.6     Form of Subscription Agreement--Stockholders


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

                      AGREEMENT AND PLAN OF REORGANIZATION


         This Agreement and Plan of Reorganization (this "Agreement") is entered into as of the 10th day of December, 1997, by and between INTEGRAL TECHNOLOGIES, INC., a Nevada corporation ("Acquiror"); EMERGENT TECHNOLOGIES CORPORATION, a West Virginia corporation ("Acquiree"); and the undersigned stockholders of Acquiree ("Stockholders"):


                                    RECITALS

         WHEREAS, Stockholders own 90% of the issued and outstanding common stock of Acquiree (an aggregate of 90 shares); and

         WHEREAS, Acquiror owns 10% of the issued and outstanding shares of common stock of Acquiree (10 shares), and desires to acquire all of the issued and outstanding common stock of Acquiree owned by Stockholders, and Stockholders desire to exchange all of their shares of common stock in Acquiree for shares of common stock of Acquiror; and

         WHEREAS, a letter agreement dated September 20, 1996, and an addendum dated March 25, 1997 (collectively the "Letter"), were executed by and among Acquiror, certain individual founders of Acquiror, and Acquiree, which Letter, inter alia, made initial provisions for the consummation of this transaction, and is superseded by this Agreement: and

         WHEREAS, Acquiror has advanced six hundred fifty thousand dollars ($650,000.00) to Acquiree, pursuant to the terms of the Letter.

         NOW, THEREFORE, for and in consideration of the mutual covenants and representations and warranties of each other contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, Acquiror, Acquiree and Stockholders agree as follows:

1.  Plan of Reorganization. The Plan of Reorganization is as follows:

1.1 Liabilities. At Closing (as hereinafter defined), Stockholders shall cancel any and all outstanding debts (including promissory notes, accounts payable and other obligations) of Acquiree held by Stockholders (collectively, the "Debt Holders"), or their affiliates, with all such outstanding debts held by Debt Holders, if any, more fully described in Exhibit 1.1 hereto.

1.2 Acquisition. At the Closing, Acquiror shall acquire from Stockholders, and Stockholders shall sell, transfer, assign and convey to Acquiror, an aggregate of 90 shares of common stock of Acquiree, which represents all of the shares of common stock of Acquiree owned by Stockholders and 90% of all the issued and outstanding shares of common stock of Acquiree, par value $1.00 per share, on the date thereof (the "Emergent Shares"), in exchange for an aggregate of 1,800,000 restricted shares of Acquiror's common stock, par value $.001 per share (the "ITI Shares"). The ITI Shares issued shall have the rights, restrictions and privileges set forth in Acquiror's Articles of Incorporation and in the stock certificates therefor. Upon the Closing, Acquiree shall become a majority-owned subsidiary of Acquiror.

1.3 Exchange of Shares. To consummate the acquisition, the ITI Shares shall be delivered by the Acquiror to the respective Stockholders as set forth in
Exhibit 1.3 hereto for the number of shares indicated across from their respective names, in exchange for 100% of the Emergent Shares owned by each Stockholder, as indicated on Exhibit 1.3 and the signature page hereto.



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
1.4 Voting Rights and Irrevocable Proxies. Upon execution of this Agreement, the ITI Shares and the Emergent Shares shall be placed in escrow as provide in Subparagraph 2.1, pending Closing. From the date of execution of this Agreement until Closing, Acquiror shall have the right to vote the Emergent Shares, and the Stockholders shall have the right to vote the ITI Shares, subject to the following:

      a) Acquiror, on its behalf and on behalf of any successor entity, and with respect to any ITI Shares being issued to the Stockholders as set forth on Exhibit 1.3, grants to Stockholders the absolute right to vote all ITI Shares being issued to the Stockholders on any and all matters that are presented to Acquiror's shareholders for a vote. Acquiror agrees that the obligations hereunder shall attach to all ITI Shares being issued to the Stockholders and shall, unless terminated, be binding upon any successor entity of Acquiror.

      b) Each Stockholder, individually and on behalf of all of his respective heirs, executors, administrators, and other legal representatives, and with respect to any Emergent Shares beneficially owned, directly or indirectly by such Stockholder, grants to Acquiror the absolute right to vote all Emergent Shares held by such Stockholder on any and all matters that are presented to Acquiree's shareholders for a vote. Each Stockholder agrees that the obligations hereunder shall attach to such Stockholder's Emergent Shares and shall, unless terminated, be binding upon any person to which legal or beneficial ownership of such Emergent Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors. In order to insure the voting of the Stockholders in accordance with this Agreement, each Stockholder hereby irrevocably grants to, and appoints, Acquiror such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Emergent Shares on any and all matters that are presented to Acquiree's shareholders for a vote or to execute and deliver written consents in respect of all Emergent Shares currently owned or hereinafter acquired.

      c) Acquiror and each Stockholder hereby affirm that the voting rights hereby granted and the irrevocable proxies are coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that the holder of each irrevocable proxy may lawfully do or cause to be done by virtue hereof.

      d) Each Stockholder hereby represents and warrants to each of the other Stockholders and to Acquiror that (i) Exhibit 1.3 hereto includes all Emergent Shares owned beneficially, directly or indirectly by him and that he has the right to vote all of the Emergent Shares set forth therein; (ii) he has full power to enter into this irrevocable proxy and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any voting agreement or similar arrangement other than one that has expired or terminated prior to the date hereof; and (iii) he will not take any action inconsistent with the purposes and provisions of this Subparagraph 1.4.

      e) The provisions of this Subparagraph 1.4 shall become effective upon execution of this Agreement and delivery by all of the parties hereto, and all rights and obligations of the parties hereunder, shall terminate on either (i) the Closing of the transactions contemplated by this Agreement, as set forth in Paragraph 2, upon which the purpose and intent of this Subparagraph 1.4 shall become moot; or (ii) Closing does not occur and this Agreement is terminated in accordance with Paragraph 15.

1.5 Taxes. It is the desire of the Stockholders that this transaction qualify as a tax-free reorganization under Section 368(a)(1)(B) of the United States Internal Revenue Code, and related sections thereunder. Acquiror makes no representations or warranties whatsoever to Acquiree or the



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

Stockholders regarding the tax consequences of this transaction. In the event that this transaction is determined not to qualify as a tax-free reorganization, each party shall be responsible for and shall pay any and all taxes charges or fees attributable to such party, including individual state and federal income taxes, arising out of, or by reason of, the exchange of the ITI Shares for the Emergent Shares, or otherwise in connection with the transactions contemplated hereby. Each party hereto represents and warrants that he has relied solely on the opinions or advice of his own professional advisors with respect to the tax consequences of this transaction, if any, and has not relied on the opinions or advice of the other parties or their professional advisors in any way with respect to the tax consequences of this transaction.

2. Closing. At the Closing, Stockholders shall be deemed to have accepted delivery of the certificates of the ITI Shares to be issued in their names, and in connection therewith, shall make delivery of their Emergent Shares to Acquiror.

2.1 Delivery of Shares. Upon execution of this Agreement, Stockholders shall deliver their respective certificates representing the Emergent Shares duly endorsed in blank, free and clear of all claims and encumbrances, to counsel to Acquiree to be held in escrow pending Closing. Acquiror has already delivered the ITI Shares, which are appropriately restricted as to transfer, to counsel to Acquiree to be held in escrow pending Closing. The ITI Shares have been duly issued in the names designated by the Stockholders in accordance with Subparagraph 1.3 above, and shall be duly recorded on the books and records of Acquiror.

2.2 Place and Time. The closing of the reorganization and the transactions contemplated in this Agreement (the "Closing") shall take place within fifteen
(15) days following the satisfaction (or waiver) of the conditions set forth in Paragraphs 13 and 14 hereof at such place and on such date as mutually agreed upon by the parties (the "Closing Date").

2.3 Closing Requirements. At the Closing, each of the parties shall execute and deliver such instruments and documents and take such other actions as may, in the reasonable opinion of counsel for each, be required to complete the transactions under this Agreement. The following documents shall have been delivered and the following activities shall be deemed to have taken place contemporaneously at the Closing:

      a) the securities to be delivered pursuant to Subparagraph 2.1 have been delivered to the respective parties duly endorsed or issued as the case may be, pursuant to Subparagraphs 1.3 and 2.1.

      b) delivery of all corporate records of Acquiree, including without limitation, corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Closing), stock books, stock transfer books, corporate seals, contracts, licenses and sub-licenses, non-disclosure and confidentiality agreements, and such other corporate books and records as may be reasonably requested for review by Acquiror;

      c) delivery of the evidence of cancellation of debts and release of liens by the Debt Holders satisfactory to Acquiror pursuant to Subparagraph 1.1 hereof;

      d) a certificate of the President of Acquiree to the effect that all representations and warranties of Acquiree made under this Agreement are reaffirmed on the Closing Date, the same as though originally given to Acquiror on said date as set forth herein;

      e)    the Subscription Agreements of the Stockholders;


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

      f) a certificate from the West Virginia Secretary of State dated at or about the date of the Closing to the effect that Acquiree is in good standing under the laws of said State;

      g) copies of resolutions by Acquiree's Board of Directors authorizing this Agreement;

      h) a certificate of the President of Acquiror to the effect that all representations and warranties of Acquiror made under this Agreement are reaffirmed on the Closing Date, the same as though originally given to Acquiree and Stockholders on said date;

      i) copies of resolutions by Acquiror's Board of Directors authorizing this Agreement;

      j) a certificate from the Secretary of State of Nevada dated at or about the date of Closing to the effect that Acquiror is in good standing under the laws of said State;

      k) audited financial statements of Acquiree for the year ended June 30, 1997, and unaudited financial statements for the quarter ended September 30, 1997, meeting the requirements set forth in Subparagraph 4.8; and

      l) the parties hereto have signed and delivered such other instruments and documents, if any, relating to and effecting the transactions contemplated herein.

2.4 Condition to Closing. All parties acknowledge that the shareholders of Acquiree are obligated to amend Acquiree's Articles of Incorporation to increase the authorized number of shares of common stock, $1.00 par value, from one hundred (100) to one hundred twenty five (125) shares, and to issue the twenty five (25) newly authorized shares to a group comprised of non-affiliated, third parties ("Investor"). After issuance of the 25 shares to Investor, Acquiror shall own 80% of Acquiree. Such amendment to the Articles of Incorporation and issuance of the 25 shares to Investor shall be a condition to Closing.

3. Technology Licenses Held By Acquiree. West Virginia University Research Corporation ("WVURC") has licensed the rights to certain technologies to Integral Concepts, Inc. ("ICI"), some of which have been further sub-licensed to Acquiree. Copies of all such licenses from WVURC to ICI, sub-licenses from ICI to Acquiree, and any further sub-licenses from Acquiree to any third-party will be provided by Acquiree prior to Closing and identified on Exhibit 3. Acquiror acknowledges the existence of the required royalty payments that exist under the license from WVURC and that the royalty payments will continue to be required to be paid after the consummation of this transaction.

4. Representations of Stockholders and Acquiree. Each of the Stockholders and Acquiree hereby represents and warrants that effective this date and the Closing Date, the representations and warranties listed below are true and correct:

4.1 Organization. Acquiree is a corporation duly incorporated, validly existing and in good standing under the laws of the State of West Virginia with full power and authority to own and use its properties and conduct its business as presently conducted by it. Acquiree has furnished Acquiror or its counsel with copies of the Articles of Incorporation and the Bylaws of Acquiree, including all amendments thereto. Such copies are true, correct and complete and contain all amendments through the date hereof, which, together with this Agreement, are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

4.2 Authority. Acquiree has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by Acquiree and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of

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

Incorporation, as amended, or Bylaws of Acquiree or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which Acquiree is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of Acquiree, considered as a whole. Acquiree has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of Acquiree and the respective Stockholders enforceable against them in accordance with its terms.

4.3 Capitalization. The authorized stock of Acquiree consists of (a) one hundred (100) shares of common stock, par value $1.00 per share, and (b) no shares of preferred stock. As set forth in Paragraph 2.4, after execution of this Agreement and as a condition to Closing, Acquiree's Articles of Incorporation will be amended to increase the authorized stock of Acquiree to one hundred twenty five (125) shares of common stock, .par value $1.00 per share, and (b) no shares of preferred stock, whereupon 25 shares shall be issued to Investor. Therefore, immediately prior to the Closing, there will be one hundred twenty five (125) shares of Emergent common stock issued and outstanding and no shares of Emergent preferred stock issued and outstanding. All such Emergent shares issued and outstanding are duly and validly authorized and issued and are fully paid and nonassessable. Acquiree does not have outstanding any security convertible into, or any warrant, option or other right to subscribe for or acquire any equity interest in Acquiree, other than the convertible promissory note to be issued by Acquiree in favor of Investor and attached hereto as Exhibit 4.3.

4.4 Stockholders. The Stockholders listed on the attached Exhibit 1.3 are the owners of 90% of the issued and outstanding common stock of Acquiree; such Emergent Shares are free and clear from any security interests, claims, liens, or other encumbrances; and Stockholders have the unqualified right to transfer and dispose of their respective Emergent Shares. Stockholders will deliver, upon reasonable demand of Acquiror, any approvals, consents or other authorizations to Acquiror and said approvals, consents and other authorizations will have been duly executed, valid and binding.

4.5 Subsidiaries. Acquiree owns 50% of the outstanding common stock of The Eclipse Manufacturing Corporation ("TEAM"), a West Virginia corporation. Acquiree has previously provided Acquiror with copies of the Articles of Incorporation, Bylaws, and the Agreement among Shareholders of TEAM.

4.6 Due Diligence. In addition to the documents described in Subparagraph 4.1 hereof, Acquiree has furnished to Acquiror copies of all documents requested by Acquiror. No "due diligence" investigations undertaken by Acquiror shall in any event relieve Acquiree or the respective Stockholders of their responsibilities for the accuracy and completeness of any representation or warranty of Acquiree or of the respective Stockholders contained herein or the performance of any covenant or agreement of Acquiree or of the respective Stockholders contained herein.

4.7 Approvals and Consent. Except as set forth in Exhibit 4.7 hereto, no approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by Acquiree and the respective Stockholders of their obligations under this Agreement and their respective performance of the transactions contemplated hereby.

4.8 Financial Statements. Acquiree has provided audited financial statements of Acquiree prepared in accordance with the requirements of Regulation S-B of the Securities Act of 1933, as amended (the "Act"), for the period of time since commencing operations up to June 30, 1996, which are attached as Exhibit 4.8. As a condition to Closing, Acquiree shall provide audited financial statements for the year


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

ended June 30, 1997, and unaudited financial statements in accordance with the requirements of Regulation S-B for the quarter ended September 30, 1997.

4.9 Undisclosed Liabilities. Acquiree has no material liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, except: (i) as disclosed on the financial statements attached as Exhibit 4.8; as disclosed on the financial statements required to be provided as a condition to Closing, as set forth in Subparagraph 4.8; (iii) that do or may exceed $1,000 per liability/obligation as shown on Exhibit 4.9 hereto; or (iv) those incurred in or as a result of the ordinary course of business of Acquiree and not exceeding $10,000 in the aggregate.

4.10 Assets. The assets of Acquiree as set forth in Exhibits 4.8 and/or 4.10 (including real, personal and intangible), and in the financial statements required to be provided as a condition to Closing, as set forth in Subparagraph 4.8, have been acquired in bona fide transactions, fully supported by appropriate instruments of assignment, sale, or transfer, where appropriate, and are offset by no liabilities or contingencies, contractual or otherwise, except as indicated in Exhibits 4.8 and/or 4.10.

4.11 Environmental Matters. The operations of Acquiree on the Closing Date will be in substantial compliance with all applicable material federal, state or local environmental statutes, rules and regulations; none of the operations of Acquiree is subject to any pending judicial or administrative proceedings alleging the violation of any federal, state or local environmental statute, rule or regulation; and none of the real property owned or leased by Acquiree is subject of a federal, state or local government investigation regarding or in response to a release or threatened release of any hazardous substance into the environment, which investigation or remedial action in response thereto would materially adversely affect the operations or financial condition of the Acquiree, considered as a whole.

4.12 Insurance. Acquiree's policies of insurance in force are listed on Exhibit
4.12 hereto. Such policies are in amounts and contain coverages sufficient to satisfy all minimum requirements of law, are sufficient for the adequate protection of the insurable interest of Acquiree and will be outstanding and in force on the Closing Date hereunder.

4.13 Bank Accounts. Exhibit 4.13 hereto sets forth the name of each bank in which Acquiree has an account or safe deposit box and the names of all persons authorized thereon or to have access thereto. At the Closing hereunder, new signature cards will be signed as directed by Acquiror.

4.14 Employees. No employee of Acquiree is represented by a union or a collective bargaining agreement of any kind. Acquiree has complied in all material respects with all applicable laws relating to the employment of labor in connection with the operations of its business, including, without limitation, those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity and the payment and withholding of taxes, including income and social security taxes.

4.15 Employment/Consulting Contracts. Acquiree has no Employment/Consulting Contracts or any contracts providing for bonus, profit sharing or pension arrangements.

4.16 Litigation. Except as set forth in Exhibit 4.16 hereto, Acquiree is not involved in any pending litigation or governmental investigation or proceeding and, to the best knowledge of Acquiree and Stockholders, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against Acquiree, its Stockholders or properties.

4.17 Applicable Laws. Acquiree has complied with all state, federal and local laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent



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

liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

4.18 Taxes. Acquiree has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the Closing Date, including any employment related taxes and withholdings, and Acquiree, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens. Acquiree will cause to be filed or prepared, as applicable, by the Closing Date, all federal, state, county and local income, excise, property and other tax returns, forms, or reports, which are due or required to be filed by it prior to the Closing Date.

4.19 Breach of Contracts. Except as disclosed on Exhibit 4.19, Acquiree has not breached, nor is there any pending or threatened claims or any legal basis for a claim that Acquiree has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which Acquiree is subject.

4.20 Acquiree Disclosure. At the date of this Agreement, Acquiree has, and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of Acquiree. Acquiree has not now and will not have, at the Closing Date, withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of Acquiree.

4.21 Stockholder Disclosure. Each Stockholder hereby represents that the materials prepared and delivered by Acquiror to Stockholders will have been read and understood by such Stockholder, including Paragraph 9 hereof, that he is familiar with the business of Acquiror, that he is acquiring the ITI Shares under Section 4(2) of the Act, commonly known as the private offering exemption, and that the shares are restricted and may not be resold, except in reliance upon an exemption under the Act.

4.22 Monthly Expenses. The figures set forth on Exhibit 4.22 represent an estimate of the current material monthly expenses of Acquiree. The exhibit does not include exact figures, nor does it include all monthly expenses, but simply represents a good faith estimate of the most material monthly expenses, in the opinions of Acquiree and the Stockholders. The exhibit is being presented for the informational use of Acquiror for budgeting purposes only.

5. Representations of Acquiror. Acquiror hereby represents and warrants as follows:

5.1 Organization. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to own and use its properties and conduct its business as presently conducted by it. Acquiror is duly qualified and in good standing to do business as a foreign corporation in any other jurisdiction where failure to so qualify would have a material adverse effect on its business or assets. The Acquiror has made available to Acquiree copies of the Articles of Incorporation and the Bylaws of Acquiror, including all amendments thereto. Such copies are true, correct and complete and contain all amendments through the date hereof, together with this Agreement, which are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

5.2 Capitalization. The authorized stock of Acquiror consists of (a) 50,000,000 shares of common stock and (b) 20,000,000 shares of preferred stock. Immediately prior to the Closing, there will be approximately 12,588,896 shares of ITI common stock issued and outstanding and no shares of preferred stock issued and outstanding, prior to the issuance of the 1,800,000 ITI Shares to be delivered at Closing pursuant to this Agreement. Acquiror will provide a complete list of registered shareholders, as



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

maintained by Acquiror's independent transfer agent, at or before Closing, to be attached as Exhibit 5.2a. At the time of their issuance and delivery on the Closing Date, all ITI Shares to be issued pursuant to the terms hereof shall be duly and validly authorized and issued, fully paid and nonassessable. Acquiror does not have outstanding any security convertible into, or any warrant, option or other right to subscribe for or acquire any shares of stock of Acquiror, other than 1) options to acquire up to 2,000,000 shares of Acquiror's common stock, granted to persons eligible to participate in Acquiror's "Employee Benefit and Consulting Services Compensation Plan" (the "Plan"), 2) a Revolving Credit Loan Agreement dated July 15, 1996 ("Loan Agreement"), which is convertible into shares of Acquiror's common stock, and 3) options to acquire shares of common stock of Acquiror granted pursuant to a Consulting Agreement dated October 6, 1997 with Evergreen Wireless, Ltd. (the "Consulting Agreement"). Copies of the Plan, the Loan Agreement and the relevant provision of the Consulting Agreement are attached hereto as Exhibit 5.2b.

5.3 Authority. Acquiror has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by Acquiror and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Incorporation, as amended, or Bylaws of Acquiror or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which Acquiror is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of Acquiror, considered as a whole. Acquiror has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of Acquiror enforceable against it in accordance with its terms.

5.4 Approvals and Consent. Except as set forth in Exhibit 5.4 hereto, no approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by Acquiror of its obligations under this Agreement and its performance of the transactions contemplated hereby.

5.5 Litigation. Acquiror is not involved in any pending litigation or governmental investigation or proceeding and, to the best knowledge of Acquiror, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against Acquiror, its stockholders or properties.

5.6 Breach of Contracts. Except as disclosed on Exhibit 5.6, Acquiror has not breached, nor is there any pending or threatened claims or any legal basis for a claim that Acquiror has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which Acquiror is subject.

5.7 Acquiror Disclosure. At the date of this Agreement, Acquiror has, and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of Acquiror. Acquiror has not now and will not have, at the Closing Date, withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of Acquiror.

5.8 Financial Statements. Acquiror has provided audited financial statements of Acquiree prepared in accordance with the requirements of Regulation S-B of the Act, for the period of time since commencing operations up to June 30, 1996, which are attached as Exhibit 5.8. As a condition to Closing, Acquiror



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

shall provide audited financial statements for the year ended June 30, 1997, and unaudited financial statements in accordance with the requirements of Regulation S-B for the quarter ended September 30, 1997.

5.9 Undisclosed Liabilities. Acquiror has no material liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, except: (i) as disclosed on the financial statements attached as Exhibit 5.8; as disclosed on the financial statements required to be provided as a condition to Closing, as set forth in Subparagraph 5.8; (iii) that do or may exceed $5,000 per liability/obligation as shown on Exhibit 4.9 hereto; or (iv) those incurred in or as a result of the ordinary course of business of Acquiror and not exceeding $25,000 in the aggregate.

5.10 Other Matters. Upon execution of this Agreement, Acquiror represents, warrants and agrees to the following matters:

      a) Acquiror agrees to maintain Acquiree as a West Virginia corporation located in West Virginia for a period of at least one year after Closing. Acquiror has no present intention of re-domiciling, merging, dissolving, or relocating Acquiree after the expiration of the one year period.

      b) Acquiror agrees to retain Mr. Denzil Jack Parsons, II as President of Acquiree at least through Closing, and for such longer period of time as is thereafter mutually agreed upon by the then existing board of directors of Acquiree and Mr. Parsons. Acquiror has no present intention of dismissing Mr. Parsons as President after Closing.

      c) After execution of this Agreement, Acquiror intends to exercise its voting rights in accordance with Subparagraph 1.4 to cause the shareholders of Acquiree to vote, in accordance with the Bylaws of Acquiree and/or the corporate law of the State of West Virginia to
            (i) amend the Bylaws of Acquiree and (ii) elect new directors for Acquiree. Acquiror agrees to nominate and support Mr. Denzil Jack Parsons, II as a director of Acquiree. Acquiror further agrees to cause any new directors nominated by Acquiror (other than Mr. Parsons) to agree to immediately resign in the event that this transaction fails to Close.

      d) Acquiror agrees to provide positions on Acquiror's board of directors for either or both Mr. Denzil Jack Parsons, II and James
            E. Smith based upon their (Messrs. Parsons' and Smith's) discretion, at Closing.

6. Conduct of Acquiree's Business Pending Closing. Acquiree shall carry on its business in the usual and ordinary course and not make or institute any unusual method of purchase, sale, lease, management, accounting or operation. Further, Acquiree shall not have entered into any material transactions, including any material transactions with the respective officers, directors or stockholders, other than in the ordinary course of business, except as expressly approved in advance in writing by Acquiror.

6.1 Dividends and Distributions. Acquiree shall not declare or pay any dividends or make any distribution in respect of its capital stock, and not, directly or indirectly, issue or sell any additional shares of its capital stock.

6.2 Preservation of Organization. Acquiree shall preserve its business organizations intact and use its best efforts to preserve its present relationships with its employees, suppliers and customers and others having business relations with it. In addition, Acquiree shall not do any act nor admit to do any act nor permit any act or omission to act, which would cause a breach of any material contract, commitment or obligation which would materially and adversely affect its business or financial condition.


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

7. Indemnification. The parties hereby agree that for a period of two years commencing the date hereof, and in accordance with the terms of Paragraph 12, each party to this Agreement shall indemnify and hold harmless each other party at all times after the date of this Agreement against and in respect of any third-party liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorney's fees, incident to any of the foregoing, resulting from any misrepresentation, breach of covenant or warranty or nonfulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in or intentional omission from any document or certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties with respect to such third-party's actions on demand, for any reasonable payment made by said parties at any time after the Closing, in respect of any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same and such party failed to defend or satisfy the same. In the event a third-party action is threatened or commenced but not resolved within said two-year period, the parties hereby agree to extend this indemnification through resolution of the third-party action.

         In addition, each party agrees to indemnify each other party for any loss incurred as a result of the subsequent discovery of any liability that is not disclosed in the financial statements or schedules provided under this Agreement that was known to such knowledgeable party or parties at the time of the Closing.

8. Joint Covenants of Acquiror and Acquiree. Acquiror and Acquiree and the respective Stockholders each covenant and agree to execute any further documents or agreements and to take any further acts that may be reasonably necessary to effect the transactions contemplated hereunder, including, but not limited to, obtaining any consents or approvals of any third-party required to be obtained to consummate the transactions contemplated by this Agreement.

9. Restrictions on Transfer of Shares. The parties hereto acknowledge that the ITI Shares issued in connection with the transactions contemplated hereby are restricted as to transfer and the certificates therefore shall bear legends to such effect and no transfer of any ITI Share may be effected, except pursuant to an effective registration statement prepared and filed pursuant to the Act or pursuant to an exemption from registration thereunder, as evidenced by an opinion of counsel or as otherwise allowed under the laws of descent and distribution.

10. Confidentiality. Unless and until the transactions contemplated hereby have been consummated, the respective parties hereto shall hold in strict confidence and not use or disclose to any other person any information heretofore or hereafter obtained from the other parties' hereto, whether pertaining to the financial condition, results of operations, methods of operations or otherwise of such respective parties, except any of the same which was or is public or published information or is otherwise a matter of public knowledge, or is required to be disclosed by Acquiror or by its officers, agents or representatives by law or in connection with any proceeding before any governmental authority. If the transactions contemplated hereby are not consummated, the respective parties shall return to the appropriate parties hereto and shall not retain any copies of any written information and other written material respecting the respective parties or their businesses obtained by them from the other parties hereto or their respective officers, agents, employees or representatives in connection with the negotiation of and the transactions contemplated by this Agreement, or any such written information or material prepared by any party hereto from oral information supplied by such other parties hereto or any of their respective officers, agents, employees or representatives, and each party hereto shall use all reasonable efforts to keep confidential any information obtained by them in connection with this Agreement, unless and until such information is ascertainable from public or published information or trade sources or is otherwise a matter of public knowledge.


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

11. Advances. Acquiree Acknowledges that Acquiror has advanced six hundred and fifty thousand dollars ($650,000.00) to Acquiree, pursuant to the terms of the Letter, to fund Acquiree's operations pending consummation of this Agreement.

12. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

13. Conditions Precedent to the Obligations of Acquiree and Stockholders. All obligations of Acquiree and Stockholders under this Agreement are subject to the fulfillment by Acquiror, prior to or as of the Closing Date, of each of the following conditions:

13.1 Representations and Warranties True at Closing. The representations and warranties made by Acquiror shall be true on and as of the Closing Date as if made on that date, and Acquiror shall have delivered a certificate of its President so stating.

13.2 Resolutions by Directors of Acquiror. Acquiror shall have delivered to Acquiree and Stockholders a copy of the resolutions of its Board of Directors authorizing or ratifying the execution and performance of this Agreement and approving the transactions contemplated hereby.

13.3 No Litigation. No suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

13.4 Delivery of ITI Shares. Acquiror shall have delivered to the Stockholders stock certificates representing the ITI Shares as described in Subparagraph 2.1 hereof and required hereunder to be delivered to the Stockholders on the Closing Date.

13.5 Compliance. Acquiror shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing on the Closing Date.

14. Conditions Precedent to the Obligations of Acquiror. All obligations of Acquiror under this Agreement are subject to the fulfillment by Acquiree and Stockholders, prior to or as of the Closing Date, of each of the following conditions:

14.1 Representations and Warranties True at Closing. The representations and warranties made by Acquiree and by each respective Stockholder shall be true on and as of the Closing Date as if made on that date, and Acquiree shall have delivered a certificate from its President so stating.

14.2 Resolutions by Directors of Acquiree. Acquiree shall have delivered to Acquiror a copy of the resolutions of its Board of Directors authorizing or ratifying the execution and performance of this Agreement and approving the transactions contemplated hereunder.

14.3 No litigation. No suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.


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14.4 Cancellation of Debt. All Debt Holders (as defined in Subparagraph 1.1 hereof) of the Acquiree shall have canceled all outstanding obligations owed to them by Acquiree and released any liens in connection therewith on terms satisfactory to Acquiror, in its sole discretion, including, but not limited to, any UCC-1 financing statements filed against Acquiree.

14.5 Financial Conditions. Prior to the Closing Date there will not be any substantial and material changes in the financial position of Acquiree as represented, except changes arising in the ordinary course of business, and as disclosed to and accepted by Acquiror, which changes will in no event adversely affect the financial position of said Acquiree.

14.6 Delivery of Emergent Shares. Each respective Stockholder shall have delivered to Acquiror all their Emergent Shares to Acquiror on or before the Closing Date, with the stock transfer instructions thereon duly executed in blank and satisfactory to Acquiror, free and clear of all liens and encumbrances. In addition, each respective Stockholder shall have delivered to Acquiror an executed subscription agreement substantially in the form attached hereto as Exhibit 14.6 and such other documents required to be delivered by them on the Closing Date.

14.7 Delivery of Records. Acquiror shall have received at or prior to the Closing, the corporate financial records, minute books, and other documents and records of Acquiree in their entirety as provided in Subparagraph 2.3b and/or as otherwise requested to date by Acquiror. Prior to that time, Acquiror shall have access to the same at any time.

14.8 Compliance. Acquiree and each respective Stockholder shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

14.9 Financial Statements of Acquiree. Acquiree shall have provided audited financial statements for the year ended June 30, 1997, and unaudited financial statements for the quarter ended September 30, 1997, as provided in Subparagraph 4.8.

15. Termination.

15.1 Termination by Acquiror. Acquiror may, at any time prior to Closing, terminate this Agreement if:

      a) any of the material representations and warranties made by Acquiree or any Stockholder as set forth herein or otherwise in connection with this Agreement are found to be materially inaccurate, in the opinions of Acquiror's legal counsel and/or independent certified public accountants; or

      b) Acquiree or any Stockholder fails to perform any of its respective obligations pursuant to the terms of this Agreement on or before the Closing Date; or

      c) any Debt Holder fails to cancel the outstanding obligations owed it by Acquiree or fails to release its liens in connection therewith on terms satisfactory to Acquiror;

      d) the Closing Date does not occur within sixty (60) days of the date of this Agreement for reasons other than Acquiror's failure to perform its obligations hereunder; or

      e) the financial information contained in the audited financial statements for the year ended June 30, 1997, and unaudited financial statements for the quarter ended September 30, 1997, as required to be provided in accordance with Subparagraph 4.8 is not, in the sole



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

            and reasonable discretion of Acquiror, substantially and materially as represented and as compared with the audited financial statements for Acquiree as of June 30, 1996 and with such other financial information provided by Acquiree prior to the date of this Agreement or the Closing Date.

15.2 Termination by Acquiree and Stockholders. Acquiree and Stockholders may, at any time prior to Closing, terminate this Agreement if:

            a) any of the material representations and warranties made by Acquiror as set forth herein or otherwise in connection with this Agreement are found to be materially inaccurate, in the opinions of Acquiree's or Stockholders' legal counsel and/or Acquiree's independent certified public accountants; or

            b) Acquiror fails to perform any of its obligations pursuant to the terms of this Agreement on or before the Closing Date; or

            c) the Closing Date does not occur within sixty (60) days of the date of this Agreement for reasons other than Acquiree's or any Stockholder's failure to perform its obligations hereunder.

15.3 Procedure Upon Termination. In the event of termination and abandonment by any party hereunder, notice thereof shall forthwith be given to other parties and the transactions contemplated by this Agreement shall be terminated and/or abandoned without further action by the parties. Except as provided in Paragraph 10 (which obligations shall survive any termination and/or abandonment of this transaction) and except for breaches or the nonfulfillment of the warranties, representations, covenants and agreements contained in this Agreement by such party, none of the parties shall have any further liability or obligation to the other under this Agreement; however, the parties shall remain obligated to each other in accordance with the Letter, which shall remain in full force and effect.

16. Miscellaneous.

16.1 Undertakings and Further Assurances. At any time, and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement; and Acquiror agrees to bear all reasonable additional costs incurred by all parties in connection therewith, on the condition that Acquiror will not be obligated to reimburse or pay any costs, expenses or fees incurred by Acquiree or Stockholders in excess of $100.00, unless such costs, expenses or fees are authorized in advance, in writing by Acquiror.

16.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

16.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested, or by Federal Express or other means of overnight delivery to the addresses below:

         Acquiror:         Integral Technologies, Inc.
                           c/o Futro & Associates, P.C.
                           707 - 17th  St., 29th Fl.
                           Denver, CO  80202


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
         Acquiree:         Emergent Technologies Corporation
                           c/o Rhonda L. Miller, Esq.
                           McNeer, Highland, McNunn and Varner, L.C.
                           168 Chancery Row, P.O. Box 1615
                           Morgantown, WV  26507-1615

         Stockholders:     To the addresses specified on the books and records
                           of Acquiree or in their respective Subscription
                           Agreements to be delivered at Closing

16.4 Headings. The paragraph and subparagraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

16.5 Liquidated Damages. The parties hereto acknowledge that in the event that Acquiror (i) fails to executed the stockholders' resolution required to amend the Articles of Incorporation of Acquiree as contemplated in Paragraph 2.4, or
(ii) acts to prevent Acquiree from issuing 25 newly authorized shares of common stock of Acquiree to the Investor, or (iii) acts to prevent Acquiree from issuing the convertible promissory note to the Investor as contemplated by Paragraph 4.3, Acquiree may be damaged in an amount difficult to ascertain. In the event of any of the above, the parties agree that Acquiror will be obligated to pay liquidated damages in the lump sum of $1,000,000, which is a reasonable and genuine pre-estimate of the actual damages which Acquiree would suffer, and that such liquidated damages do not constitute a penalty. However, Acquiror shall not be obligated to pay such liquidated damages in the event that that Acquiror is prevented from acting (i) by Acquiree or the Stockholders, or (ii) due to termination of this Agreement pursuant to Paragraph 15 hereinabove. Nothing in this Paragraph shall otherwise limit any other rights of each of the respective parties under this Agreement.

16.6 Governing Law and Arbitration Provision. This Agreement shall be governed by the laws of the State of Nevada. Any dispute arising directly or indirectly from this Agreement shall be settled by arbitration within the State of Washington (as designated by Acquiror), if arbitration is demanded by Acquiree or the Stockholders; or within the State of West Virginia (as designated by Acquiree), if arbitration is demanded by Acquiror. Any arbitration will be conducted by the American Arbitration Association in accordance with its Rules of Commercial Arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereto agree that service by certified mail to their business addresses shall constitute sufficient service of process of any proposed arbitration.

16.7 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns. This Agreement shall not be assigned by any party hereto, except upon the consent, in writing, of the other parties hereto.

16.8 Entire Agreement. This Agreement, including the Exhibits hereto and other documents delivered pursuant to the terms hereof, is the entire agreement of the parties covering everything agreed upon or understood with respect to the transactions contemplated hereby and supersedes all prior agreements, covenants, representations or warranties, whether written or oral, by any party hereto. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

16.9 Time. Time is of the essence. The parties each agree to proceed promptly and in good faith to consummate the transactions contemplated herein.

16.10 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and obtaining any necessary regulatory approvals, including, without limitation, all fees and expenses of their respective counsel.


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

16.11 Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

16.12 Counterparts and Facsimile Signatures. This Agreement and any Exhibits, attachments, or documents ancillary hereto, may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                       INTEGRAL TECHNOLOGIES, INC.



                                       By: /s/ William S. Robinson
                                          --------------------------------------
                                               William S. Robinson, President
Attest:



/s/ William A. Ince
-----------------------------------
William A. Ince, Secretary

                                       EMERGENT TECHNOLOGIES CORPORATION



                                       By: /s/ Denzil Jack Parsons, II
                                          --------------------------------------
                                              Denzil Jack Parsons, II, President
Attest:



/s/ Dena Lynn Seitz Parsons
-----------------------------------
Dena Lynn Seitz-Parsons, Secretary

                                       STOCKHOLDERS OF ACQUIREE:



                                   1.  /s/ James E. Smith            Shares:  15
                                       ------------------------------
                                       James E. Smith



                                   2.  /s/ Denzil Jack Parsons, II   Shares:  75
                                       ------------------------------
                                       Denzil Jack Parsons, II



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